PVH Corp. Extends Licenses With G-III Apparel Group, Ltd. as Part of a Multi-Year Transition to Bring Core Product Categories In-House

NEW YORK -- (BUSINESS WIRE) -- Nov. 30, 2022 -- PVH Corp. [NYSE: PVH] announced it has extended most of its license agreements with G-III Apparel Group, Ltd. (NASDAQ: GIII) for Calvin Klein and TOMMY HILFIGER in U.S. and Canada, largely pertaining to the women’s North America wholesale business. Both the Calvin Klein and TOMMY HILFIGER agreements will now have staggered expirations from 2025 through 2027.
The arrangement will allow for a smooth transition of core product categories back to PVH at the end of the extended terms. PVH intends to work in close partnership with G-III over the next several years to ensure an uninterrupted and responsible transition for consumers and wholesale partners for both brands.
Stefan Larsson, Chief Executive Officer, PVH Corp., commented: “This action is an important next step as part of the PVH+ Plan, PVH’s multi-year strategic growth plan, to unlock the full potential of our two iconic brands in the North America market. By bringing these core product categories in-house over time, we will be able to draw on the power and expertise of our global brand teams and have them fully connected to the demand driven supply chain we are developing. We are grateful to G-III for their partnership and long-term commitment to Calvin Klein and TOMMY HILFIGER in North America.”

Zac Coughlin, Chief Financial Officer, PVH Corp., added: “The multi-year transition period will enable us to bring these core product categories, which represented approximately one-third of our global licensing revenue, and less than 10% of our consolidated EBIT in 2021, back in-house in a disciplined and methodical way. G-III will continue to be a key partner as we work together over the next few years to internalize the direct operations of these businesses.”

About PVH Corp.
PVH is one of the world's largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the future plans, strategies, objectives, expectations and intentions of PVH Corp. and its subsidiaries (collectively, the "Company"), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to achieve its desired benefits from bringing the licensed businesses in-house; (iii) potential adverse reactions or changes to business relationships resulting from the announcement or the reversion of the licensed businesses to the Company; (iv) unexpected or underestimated costs, charges or expenses incurred in connection with the in-housing of the licensed businesses; and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.